Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Second Quarter 2009 Operating Results
Baton Rouge, LA – August 6, 2009 - Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the second quarter ended June 30, 2009.
Three Months Results
Lamar reported net revenues of $274.7 million for the second quarter of 2009 versus $323.8 million for the second quarter of 2008, a 15.2% decrease. Operating income for the second quarter of 2009 was $34.0 million as compared to $66.6 million for the same period in 2008. There was a net loss of $11.8 million for the second quarter of 2009 compared to net income of $12.6 million for the second quarter of 2008.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets - see reconciliation to net (loss) income at the end of this release) for the second quarter of 2009 was $121.5 million versus $149.8 million for the second quarter of 2008, an 18.9% decrease.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures - see reconciliation to cash flows provided by operating activities at the end of this release) for the second quarter of 2009 was $62.9 million as compared to $52.8 million for the same period in 2008, a 19.0% increase.
Pro forma net revenue for the second quarter of 2009 decreased 16.5% and pro forma EBITDA decreased 18.9% as compared to the second quarter of 2008. Pro forma net revenue and EBITDA include adjustments to the 2008 period for acquisitions and divestitures for the same time frame as actually owned in the 2009 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Six Months Results
Lamar reported net revenues of $522.0 million for the six months ended June 30, 2009 versus $606.6 million for the same period in 2008, a 13.9% decrease. Operating income for the six months ended June 30, 2009 was $38.6 million as compared to $102.7 million for the same period in 2008. EBITDA decreased to $212.7 million for the six months ended June 30, 2009 versus $264.0 million for the same period in 2008. There was a net loss of $33.2 million for the six months ended June 30, 2009 as compared to net income of $9.4 million for the same period in 2008.
Free Cash Flow for the six months ended June 30, 2009 increased 40.8% to $108.4 million as compared to $77.0 million for the same period in 2008.
Liquidity
As of June 30, 2009, Lamar had $300.8 million in total liquidity that consists of $143.2 million available for borrowing under its revolving senior credit facility and approximately $157.6 million in cash, of which $117.8 million was used to repurchase approximately $120.4 million in aggregate principal amount of its 2 7/8% Convertible Notes due 2010 – Series B on July 15, 2009 (the “Convertible Notes”).

Recent Transactions
Lamar Advertising completed two cash tender offers of its outstanding 2 7/8% Convertible Notes due 2010-Series B. On April 20, 2009, Lamar accepted for payment approximately $153 million principal amount of its $287.2 million of outstanding Convertible Notes at a purchase price of $920 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest. On June 6, 2009, Lamar commenced a second tender offer to purchase for cash any and all of the remaining outstanding Convertible Notes. This offer was completed on July 15, 2009, with Lamar accepting for payment approximately $120 million principal amount of the Convertible Notes at a purchase price of $977.5 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest. Currently, there is approximately $13 million principal amount of Convertible Notes outstanding for which we have reserved the funds necessary to payoff the notes on or before its maturity date of December 31, 2010.
Effective on April 6, 2009, Lamar Media Corp. (“Lamar Media”), a wholly owned subsidiary of Lamar Advertising Company, amended its existing senior credit facility. The amendment to its existing credit agreement included among other things: (i) a reduction in the amount of the revolving credit commitments available thereunder from $400 million to $200 million; (ii) an increase in the interest rate margins for the revolving credit facility and term loans under the credit agreement; (iii) changes to certain provisions regarding mandatory prepayments of loans; (iv) amendments to certain financial covenants and (v) a pledge of additional collateral by Lamar Media and its subsidiaries, including certain owned real estate properties, to secure the loans made under the credit agreement.
Guidance
For the third quarter of 2009 the Company expects net revenue to be approximately $264.0 million. On a pro forma basis this represents a decrease of approximately 15.0%.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the third quarter of 2009. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the length and severity of the current recession and the effect that it has on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results on Thursday, August 6, 2009 at 9:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay: Passcode:	1-334-323-7226 13044590
Available through Monday, August 10, 2009 at 11:59 p.m. eastern time
General Information
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 21 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As adjusted)*		(As adjusted)*
Net revenues	$274,736	$323,819	$521,984	$606,595

Operating expenses (income)
Direct advertising expenses	99,414	110,105	199,735	214,892
General and administrative expenses	44,283	50,136	89,660	101,120
Corporate expenses	9,539	13,780	19,860	26,570
Non-cash compensation	5,236	5,959	6,741	7,369
Depreciation and amortization	83,489	79,303	169,263	156,996
Gain on disposition of assets	(1,221)	(2,069)	(1,873)	(3,012)

	240,740	257,214	483,386	503,935

Operating income	33,996	66,605	38,598	102,660

Other expense (income)
Gain on disposition of investment	—	—	—	(1,533)
Gain on extinguishment of debt	(3,539)	—	(3,539)	—
Interest income	(169)	(231)	(314)	(680)
Interest expense	56,645	41,937	92,995	85,425

	52,937	41,706	89,142	83,212

(Loss) income before income tax	(18,941)	24,899	(50,544)	19,448
Income tax (benefit) expense	(7,122)	12,259	(17,392)	10,015

Net (loss) income	(11,819)	12,640	(33,152)	9,433
Preferred stock dividends	91	91	182	182

Net (loss) income applicable to common stock	$(11,910)	$12,549	$(33,334)	$9,251

Earnings per share:
Basic (loss) earnings per share	$(0.13)	$0.14	$(0.36)	$0.10

Diluted (loss) earnings per share	$(0.13)	$0.14	$(0.36)	$0.10

Weighted average common shares
outstanding:
- basic	91,686,753	92,172,492	91,633,232	92,801,232
- diluted	91,746,773	92,409,086	91,787,134	93,024,414

OTHER DATA
Free Cash Flow Computation:
EBITDA	$121,500	$149,798	$212,729	$264,013
Interest, net	(46,374)	(37,693)	(81,297)	(76,767)
Current tax expense	(759)	(1,826)	(1,377)	(2,447)
Preferred stock dividends	(91)	(91)	(182)	(182)
Total capital expenditures (1)	(11,413)	(57,368)	(21,471)	(107,613)

Free cash flow	$62,863	$52,820	$108,402	$77,004

(1)	See the capital expenditures detail included below for a breakdown by category.

	June 30,	December 31,
	2009	2008
		(As adjusted)*
Selected Balance Sheet Data:
Cash and cash equivalents	$157,570	$14,139
Working capital	198,888	84,105
Total assets	4,143,692	4,117,025
Total debt (including current maturities)	2,878,073	2,814,449
Total stockholders’ equity	851,335	873,725
*Adjusted to reflect the retrospective application of FSP APB 14-1 adopted on January 1, 2009.

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As adjusted)*		(As Adjusted)*
Other Data:
Cash flows provided by operating activities	$97,050	$108,959	$116,411	$131,318
Cash flows used in investing activities	10,197	179,125	13,785	292,417
Cash flows provided by (used in) financing activities	(123,294)	59,822	40,641	97,232

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$97,050	$108,959	$116,411	$131,318
Changes in operating assets and liabilities	(19,562)	4,454	19,139	59,074
Total capital expenditures	(11,413)	(57,368)	(21,471)	(107,613)
Preferred stock dividends	(91)	(91)	(182)	(182)
Other	(3,121)	(3,134)	(5,495)	(5,593)

Free cash flow	$62,863	$52,820	$108,402	$77,004

Reconciliation of EBITDA to Net (loss) income:
EBITDA	$121,500	$149,798	$212,729	$264,013
Less:
Non-cash compensation	5,236	5,959	6,741	7,369
Depreciation and amortization	83,489	79,303	169,263	156,996
Gain on disposition of assets	(1,221)	(2,069)	(1,873)	(3,012)

Operating Income	33,996	66,605	38,598	102,660

Less:

Interest income	(169)	(231)	(314)	(680)
Gain on disposition of investment	—	—	—	(1,533)
Gain on extinguishment of debt	(3,539)	—	(3,539)	—
Interest expense	56,645	41,937	92,995	85,425
Income tax (benefit) expense	(7,122)	12,259	(17,392)	10,015

Net (loss) income	($11,819)	$12,640	($33,152)	$9,433

*Adjusted to reflect the retrospective application of FSP APB 14-1 adopted on January 1, 2009.

	Three months ended
	June 30,
	2009	2008	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$274,736	$323,819	(15.2%)
Acquisitions and divestitures	—	5,392

Pro forma net revenue	$274,736	$329,211	(16.5%)

Reported direct advertising and G&A expenses	$143,697	$160,241	(10.3%)
Acquisitions and divestitures	—	5,447

Pro forma direct advertising and G&A expenses	$143,697	$165,688	(13.3%)

Reported outdoor operating income	$131,039	$163,578	(19.9%)
Acquisitions and divestitures	—	(55)

Pro forma outdoor operating income	$131,039	$163,523	(19.9%)

Reported corporate expenses	$9,539	$13,780	(30.8%)
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$9,539	$13,780	(30.8%)

Reported EBITDA	$121,500	$149,798	(18.9%)
Acquisitions and divestitures	—	(55)

Pro forma EBITDA	$121,500	$149,743	(18.9%)

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and EBITDA include adjustments to 2008 for acquisitions and divestitures for the same time frame as actually owned in 2009.

	Three months ended
	June 30,
	2009	2008
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$131,039	$163,578
Less: Corporate expenses	9,539	13,780
Non-cash compensation	5,236	5,959
Depreciation and amortization	83,489	79,303
Plus: Gain on disposition of assets	1,221	2,069

Operating income	$33,996	$66,605

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Capital expenditure detail by category
Billboards - traditional	$2,217	$21,338	$5,061	$39,790
Billboards - digital	3,929	24,794	8,247	50,036
Logo	1,409	1,462	2,071	3,116
Transit	2,022	258	3,010	348
Land and buildings	—	5,173	384	6,156
Operating equipment	1,836	4,343	2,698	8,167

Total capital expenditures	$11,413	$57,368	$21,471	$107,613